UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2008

AMERICANWEST BANCORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-18561	91-1259511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 W. Riverside Avenue, Suite 400 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (509) 467-6993

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At its annual meeting of shareholders held on April 30, 2008, the Company’s shareholders approved certain amendments to the 2006 Equity Incentive Plan (“Plan”), including an increase in the total number of shares authorized for issuance under the Plan by 250,000 shares. The amendment also set a limit that not more than 200,000 shares may be issued in the form of restricted or unrestricted stock awards on or after the date of amendment. Several other provisions of the Plan were also amended, including increasing the maximum number of shares that may be granted to an individual in any one year; expansion of the circumstances under which the Plan administrator may cancel previously granted options or stock awards; addition of specific objective performance-based vesting criteria that may be used for restricted stock awards; the prohibition of re-pricing any options granted under the Plan without shareholder approval; and several other technical amendments.

The full text of the amended Plan was included as Appendix A to the Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At its annual meeting of shareholders held on April 30, 2008, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Articles of Incorporation authorizing the issuance of up to five million (5,000,000) shares of preferred stock. The preferred stock is subject to issuance at the discretion of the Board of Directors for any proper corporate purpose without any further approval by shareholders. This amendment also provides the Board of Directors with the authority to determine at the time of creating each series of preferred stock the specific designations, preferences, limitations and relative rights of each series, including conversion rights and any dividends payable thereon.

This amendment will become effective upon the filing of the Amended and Restated Articles of Incorporation with the Washington Secretary of State. This action is expected to be completed by May 9, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICANWEST BANCORPORATION,
a Washington Corporation

Dated: May 6, 2008	/s/ Patrick J. Rusnak
Patrick J. Rusnak
EVP and Chief Operating Officer